Exhibit 10.8

June 17, 2011

Christopher Klecher

17508 Los Eucaliptos

Rancho Santa Fe, CA 92067

Re:            Terms of Employment Offer Letter

Dear Christopher Klecher:

This offer letter will describe the terms of your employment by SurgiQuest, Inc. (the “Company”) as a Director of Sales. We are very excited about the opportunities ahead for the Company and believe that you will be a valuable addition to our team. Our philosophy is to work with extremely talented and dedicated people and provide a challenging, rewarding and enjoyable environment. Your signature in the space provided at the end of the letter will indicate your acceptance of the Company’s offer.

During your first 90 days of employment (the “Initial Period”) you will perform and complete the tasks identified in Exhibit A for the Initial Period. Additionally, during and after the Initial Period, you will perform the tasks described and have the scope of responsibilities outlined in Exhibit A and such other duties as assigned to you by the Company’s Chief Executive Officer (the “CEO”).

At-Will Relationship.                         Your employment will be on an at-will basis, meaning either you or the Company may terminate your employment and this employment agreement at any time, with or without cause.

Base Salary.                         During the period of your employment you will receive an annual base salary equal to One Hundred Fifty Thousand Dollars ($150,000), subject to applicable withholdings, payable to you in accordance with the Company’s standard payroll practices. Your salary will be reviewed after your first 90 days of employment as well as annually by the CEO and may be adjusted based on your individual performance and success in meeting specified objectives along with the Company’s overall success.

12 Cascade Boulevard, Suite 2B | Orange, CT 06477 | 203.799.2400 T | 203.799.2401 F

SurgiQuest.com

Performance Bonus.                            On a calendar-year basis, you shall be eligible to earn a performance-based cash bonus of up to ten percent (10%) of your base salary earned for such calendar year, based upon the attainment of written objectives established by the Board of Directors of the Company (the “Board”) or its designee, in an amount determined at the sole discretion of the Board (or the Compensation Committee of the Board). You will also be eligible to receive monthly commissions and quarterly bonuses and incentives as out lined in Exhibit B.

Business Expenses.                     The Company shall pay or reimburse you for all reasonable and necessary business expenses actually incurred or paid by you during the term of your employment in the performance of your duties, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the current Company expense policy.

Relocation.                Should you relocate your personal residence to the Orange, Connecticut within the Initial Period, the Company will pay or reimburse you up to Fifty Thousand Dollars ($50,000) to cover your reasonable relocation expenses incurred in connection with your relocation from Rancho Santa Fe, California to the Orange, Connecticut area, including the costs of shipping and moving your belongings, temporary housing and the transportation of you and your family to the new location (the “Relocation Expenses”); provided that you shall repay the Relocation Expenses to the Company if, prior to the first anniversary of the commencement of your employment with the Company, the Company terminates your employment with “cause” or you terminate your employment for any reason.

Benefits.                  In addition to three (3) weeks paid vacation time per year, which shall begin to accrue on the effective date of your employment, and certain paid holidays established by the Company from time to time, you will be eligible to participate in the employee health and benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company on such terms as are generally applicable to the Company’s employees.

Stock Options.                   Subject to approval by the Board, you will be granted options to purchase that number of shares of the Company’s common stock set forth on Exhibit C pursuant to the Company’s Amended and Restated 2006 Stock Plan (the “Plan”) at an exercise price per share equal to the fair market value of a share of the Company’s common stock as determined by the Board at the time of the grant. As a condition to the grant of such stock option, you will be required to enter into the Company’s standard Stock Option Agreement. Such option will vest over four (4) years (twenty-five percent (25%) at the end of first (1st) year and the balance ratably and monthly over the following thirty-six (36) months) in accordance with the provisions of the Plan and the Stock Option Agreement between you and the Company.

Confidentiality, Developments and Non-Compete.                     As a condition of your employment, you will be required to execute and deliver a nondisclosure and developments agreement, and a non-competition agreement, which non-competition agreement will contain restrictions related to your work in the field of surgical access devices or any other technologies developed or under development at the Company applicable during your term of employment and one year thereafter. Each such agreement shall be entered into effective as of the date you begin employment with the Company.

Start Date; Conditions.                    Your employment will commence on June 20th, 2011 subject to satisfactory completion of all applicable pre-employment requirements and your completion of a Form I-9 and establishment of your identity and eligibility to work in the United States.

Entire Agreement.               This offer letter supersedes any other oral or written representations concerning the terms of your employment by the Company. Your employment and this agreement will be governed by the laws of the State of Connecticut.

If our offer is acceptable to you, please sign below where indicated and return the original of this letter to me no later than June 20th, 2011.

Sincerely,

SurgiQuest, Inc.

By:	/s/ Kurt Azarbarzin
	Name:	Kurt Azarbarzin
	Title:	CEO & Founder

ACCEPTED AND AGREED
TO AS OF THE DATE OF THIS LETTER:

/s/ Christopher Klecher
Name: Christopher Klecher

EXHIBIT A

During the Initial Period you agree to accomplish the following:

Tools & Metrics:

1.      Analyze Manpower, Territories and SWOT Summary

2.      Solidify 360° Business Visibility

a.)      P v. A

b.)      Implement Dashboard (Salesforce.com)

i.             By product category

ii.          Capital & Disposable

iii.       By Revenue

iv.      Trends

3.      Update Sales Plan

a.)  By Territory and National

b.)  Corresponding Compensation Plan

i.             Revisit Seller’s Compensation Plan to incent and drive AirSeal® IFS Launch

ii.          Establish idiosyncratic incentives by Territory to drive business in accordance to Sales Plan

Additionally, going forward your sales management responsibilities include:

Implement:

☐        Weekly and Monthly SMART Activity Management Process - Goal v. Actual Metrics

☐        Weekly Field Visit Written Directives & Follow-up

☐        Monthly Plan and Review

☐        Manpower Development Process

☐        Weekly 360° Download

☐        Update “Next Territory” Rationale Process

Sales & Marketing Plan Alliance:

☐         Ensure Alignment of Sales Objectives, Needs and Resources with Marketing Plan

Ongoing Focus:

☐         Robotic Surgery Conversion

☐         Drive Profitability

☐         Deep and Narrow Account Growth (AirSeal® and AnchorPort® Products)

☐         Ensure New Product Growth

☐         Build and Maintain World Class Sales Team

☐         Manage Expense Budgets

☐         Exceed Monthly Quota

Summary:

☐            Welcome to Team One. Empower, Enable and Facilitate. We believe in and count on you. Help make this a better place.

EXHIBIT B

Commissions and Bonus:

1.              Director of Sales will receive 2% override on all monthly domestic sales.

2.              Additionally, Director of Sales will receive the following quarterly Bonus:

Quarterly Rev. Bonus Drivers

	To
	Plan	Bonus
Qtrly Bonus- MAP	90%	$4,000
Qtrly Bonus-Plan	100%	$8,000
Qtrly Bonus-Plan	110%	$10,000
Qtrly Bonus-Plan	120%	$12,000
Qtrly Bonus-Plan	130%	$15,000

Quarterly Rev. & Product Bonus Drivers

	To
	Plan	Bonus
Qtrly Bonus- MAP	90%	$2,000
Qtrly Bonus-Plan	100%	$4,000
Qtrly Bonus-Plan	110%	$6,000
Qtrly Bonus-Plan	120%	$8,000
Qtrly Bonus-Plan	130%	$10,000

3.              For every Sales representative who achieves 100% on a Monthly Basis, receive $125.00

4.              For every Sales representative who achieves 100% on a Quarterly Basis, receive $250.00

EXHIBIT C

As the Director of Sales you will be granted an option to purchase 40,000 shares of the Company’s common stock to be vested as defined in the Stock Options paragraph.

Upon successful completion of the Initial Period Action Items as outlined in Exhibit A, you will be promoted to Senior Director of Sales and will granted options to purchase an additional 35,000 shares of the Company’s common stock to be vested as defined in the Stock Options paragraph.

Additionally, upon successful completion of the Initial Period Action Items your base salary will increase to $155,000 annually.